EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We have issued our report dated February 16, 2017 on the consolidated balance sheet of Inuvo, Inc. as of December 31, 2016 and 2017, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for the years then ended appearing in its Annual Report on Form 10-K as filed with the Securities and Exchange. We hereby consent to the incorporation by reference of said report in the Registration Statement of Inuvo, Inc. of Inuvo, Inc. on Form S-8 for the Inuvo, Inc. 2010 Equity Compensation Plan.

Mayer Hoffman McCann, P.C.
/s/ Mayer Hoffman McCann, P.C.

September 1, 2017
Clearwater, Florida